Exhibit 10.1

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

LIBERTY BROADBAND CORPORATION

and

GCI LIBERTY, INC.

Dated as of June 19, 2025

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EXHIBIT A-1 – Form of SpinCo A&R Charter

EXHIBIT A-2 – Form of SpinCo A&R Bylaws

EXHIBIT B – Restructuring Plan

EXHIBIT C-1 – Form of Distribution Agreement

EXHIBIT C-2 – Form of Agreement Regarding Intercompany Balances

EXHIBIT C-3 – Form of Contribution and Assumption Agreement

EXHIBIT D – Form of SpinCo 2025 Transitional Stock Adjustment Plan

EXHIBIT E – Forms of Aircraft Time Sharing Agreement

EXHIBIT F – Form of Facilities Sharing Agreement

EXHIBIT G – Form of Services Agreement

EXHIBIT H – Form of Tax Receivables Agreement

EXHIBIT I – Form of Tax Sharing Agreement

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of June 19, 2025, is entered into by and between LIBERTY BROADBAND CORPORATION, a Delaware corporation (“Liberty Broadband”), and GCI LIBERTY, INC., a Nevada corporation (“SpinCo”). Certain capitalized terms used herein have the meanings ascribed thereto in Section 7.1 or elsewhere in this Agreement.

RECITALS:

WHEREAS, as of the date hereof, SpinCo is a wholly-owned Subsidiary of Liberty Broadband;

WHEREAS, Liberty Broadband has entered into that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), made and entered into as of November 12, 2024, by and among Liberty Broadband, Charter Communications, Inc., a Delaware corporation (“Parent”), Fusion Merger Sub 1, LLC, a single member Delaware limited liability company and a direct wholly-owned Subsidiary of Parent (“Merger LLC”) and Fusion Merger Sub 2, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Merger LLC (“Merger Sub”), pursuant to which (i) Merger Sub will merge with and into Liberty Broadband (the “Merger”), with Liberty Broadband surviving the Merger as the surviving corporation and becoming a direct wholly-owned Subsidiary of Merger LLC, and (ii) immediately following the Merger, Liberty Broadband, as the surviving corporation of the Merger, will merge with and into Merger LLC (the “Upstream Merger”, and together with the Merger, the “Combination”), with Merger LLC surviving the Upstream Merger as the surviving company and as a direct wholly-owned Subsidiary of Parent;

WHEREAS, the Liberty Board has determined that it is appropriate and in the best interests of Liberty Broadband and its stockholders to reorganize its businesses, assets and liabilities by means of the spin-off of SpinCo, such that, at the Effective Time, the businesses, assets and liabilities of SpinCo will consist of the SpinCo Businesses, the SpinCo Assets and the SpinCo Liabilities;

WHEREAS, in accordance with the Merger Agreement, at the closing of the Combination (the “Merger Closing”), Parent will enter into the Parent SDA Joinder, pursuant to which, from and after the Merger Closing, Parent will be directly responsible and liable for Liberty Broadband’s obligations under this Agreement and will agree to release the SpinCo Released Persons in substantially the same form as Section 7.8(a);

WHEREAS, the parties desire to effect the transactions contemplated by this Agreement, including the Restructuring, the Contribution and the Distribution (together, the “Spin-Off Transactions”), and following the Restructuring and the Contribution and in connection therewith, Liberty Broadband will effect the Distribution pursuant to which (i) each holder of record of a share of Liberty Broadband Series A Common Stock will receive a pro rata distribution of SpinCo Series A GCI Common Stock for each share of Liberty Broadband Series A Common Stock held by such holder as of the Distribution Record Date, (ii) each holder of record of a share of Liberty Broadband Series B Common Stock will receive a pro rata distribution of SpinCo Series B GCI Common Stock for each share of Liberty Broadband Series B Common Stock held by such holder as of the Distribution Record Date, and (iii) each holder of record of a share of Liberty Broadband Series C Common Stock will receive a pro rata distribution of SpinCo Series C GCI Common Stock for each share of Liberty Broadband Series C Common Stock held by such holder as of the Distribution Record Date, based on the number of shares of each series of Liberty Broadband Common Stock outstanding on the Distribution Record Date (the transactions described in the foregoing clauses (i) – (iii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of this Agreement, the “Distribution”);

WHEREAS, Liberty Broadband has entered into that certain Series A Preferred Stock Purchase Agreement, dated as of May 5, 2025, by and among Janus Henderson Income ETF and Janus Henderson Multi-Sector Income Fund (collectively, the “Preferred Buyers”) and SpinCo, pursuant to which Liberty Broadband will sell to Preferred Buyers all of the outstanding shares of SpinCo Non-Voting Preferred Stock immediately following the Contribution and prior to the Distribution (the “Preferred Stock Sale”);

WHEREAS, the Spin-Off Transactions have been approved by the Liberty Board and/or the SpinCo Board, as applicable;

WHEREAS, the parties hereto intend that, for U.S. federal income tax purposes, (i) the Contribution shall qualify (taking into account the Preferred Stock Sale and the Distribution) as a “qualified stock purchase” as defined in Section 338(d)(3) of the Code, with respect to which the Section 338(h)(10) Elections can validly be made (including by any applicable successor of Liberty Broadband) with respect to the Section 338(h)(10) Entities, and (ii) any Tax Benefits resulting from the Section 338(h)(10) Elections and the Section 336(e) Elections shall not be subject to any limitation pursuant to Section 197(f)(9) of the Code and/or Treasury Regulations Section 1.197-2(h) and (iii) the receipt of SpinCo GCI Common Stock by holders of Liberty Broadband Common Stock in the Distribution shall be treated as the receipt of “other property” as described in Section 356 of the Code to which Section 356(a)(2) of the Code does not apply pursuant to the Combination;

WHEREAS, the transactions contemplated by this Agreement are being undertaken pursuant to a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, previously adopted by Liberty Broadband; and

WHEREAS, the parties wish to set forth in this Agreement the terms on which, and the conditions subject to which, they intend to implement the measures referred to above and elsewhere herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
RESTRUCTURING AND CONTRIBUTION

1.1            Restructuring. In accordance with and subject to the provisions of this Agreement, the parties will take, and will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to implement and accomplish the transactions contemplated by each of the steps set forth in the Restructuring Plan, including the Contribution and the execution and delivery of the Restructuring Agreements (collectively, the “Restructuring”); provided, that the Restructuring shall be completed prior to the Effective Time.

1.2            Transfer of SpinCo Assets and SpinCo Businesses; Assumption of SpinCo Liabilities. On the terms and subject to the conditions of this Agreement, and in furtherance of the Restructuring and the Spin-Off Transactions:

(a)            Liberty Broadband, by no later than immediately before the Effective Time, but subject to Section 2.2 hereof, will, in exchange for 10,000 shares of SpinCo Non-Voting Preferred Stock, the constructive issuance of shares of Existing SpinCo Common Stock, and the assumption by SpinCo of any SpinCo Liabilities described in clause (ii) of this Section 1.2(a), (i) cause all of its (or its Subsidiaries’) rights, title and interest in and to all of the SpinCo Assets and SpinCo Businesses, including 100% of the GCI Interests, to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to SpinCo; and (ii) cause all of the SpinCo Liabilities to be assigned, directly or indirectly, to or to be incurred by, SpinCo or its Subsidiaries (the transactions contemplated by clauses (i) and (ii), collectively, the “Contribution”). As part of the Contribution, SpinCo agrees to, or agrees to cause its Subsidiaries to, (A) accept or cause to be accepted all such rights, title and interest in and to all the SpinCo Assets and SpinCo Businesses and (B) accept, assume, perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. All SpinCo Assets and SpinCo Businesses are being transferred on an “as is, where is” basis, without any warranty or representation whatsoever on the part of Liberty Broadband except as otherwise expressly set forth herein or in the Restructuring Agreements or the Other Agreements (as each are defined below).

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(b)            Upon completion of the Contribution: (i) SpinCo will own, directly or indirectly, the SpinCo Businesses and the SpinCo Assets and be subject, directly or indirectly, to the SpinCo Liabilities; and (ii) Liberty Broadband will continue to own, directly or indirectly, the Liberty Retained Businesses and the Liberty Retained Assets and continue to be subject, directly or indirectly, to the Liberty Retained Liabilities. For the avoidance of doubt, in the Contribution, SpinCo shall not acquire any right, title or interest in any Liberty Retained Assets and shall not assume any Liberty Retained Liabilities.

(c)            If, following the Effective Time: (i) any SpinCo Asset, SpinCo Liability or other property, right or asset forming part of the SpinCo Businesses has not been transferred to SpinCo or another member of the SpinCo Group, Liberty Broadband undertakes to cause all of its (or its Subsidiaries’) rights, title and interest in and to such property, right or asset to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to SpinCo or another member of the SpinCo Group designated by SpinCo and reasonably acceptable to Liberty Broadband as soon as practicable and for no additional consideration; or (ii) any Liberty Retained Asset, Liberty Retained Liability, or other property, right or asset forming part of the Liberty Retained Businesses has been transferred to SpinCo or another member of the SpinCo Group, SpinCo undertakes to cause all of its (or its Subsidiaries’) rights, title and interest in and to such property, right or asset to be contributed, assigned, transferred, conveyed and delivered, directly or indirectly, to Liberty Broadband or another member of the Liberty Broadband Group designated by Liberty Broadband and reasonably acceptable to SpinCo as soon as practicable and for no additional consideration; provided that, in each of the foregoing cases, until such time as the transfer of the applicable Asset or Liability is effected, the transferring party will retain such Asset or Liability for the benefit of the transferee party, with the transferee party also bearing all of the costs, liabilities and burdens of such Asset or Liability. The parties intend that any property, right or asset that is transferred pursuant to this Section 1.2(c) shall be treated for U.S. federal income and other applicable tax purposes as having been transferred (as part of the Contribution) or assumed or retained prior to the Distribution, as the case may be, to the extent permitted. Each of Liberty Broadband and SpinCo shall, and shall cause the members of the Liberty Broadband Group and SpinCo Group, as applicable, to, (i) treat for all Tax purposes any such transfer described in this Section 1.2(c) as occurring not later than the effective time of the Contribution, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or a good faith resolution of a Tax Proceeding).

(d)            At or prior to the Effective Time, Liberty Broadband and SpinCo shall enter into, and, if applicable, shall cause a member or members of the Liberty Broadband Group and SpinCo Group, as applicable, to enter into, the Contracts, instruments, assignments or other arrangements to which it is to be a party required to effect the Restructuring or the other transactions contemplated herein (the “Restructuring Agreements”).

1.3            Third Party Consents and Government Approvals. To the extent that the Restructuring, the Distribution, or any Liberty Broadband Representative’s receipt of SpinCo GCI Common Stock requires the consent of any third party or a Governmental Authorization, the parties will use commercially reasonable efforts to obtain each such consent and Governmental Authorization at or prior to the time such consent or Governmental Authorization is required in order to effect the Restructuring, the Distribution, or, for the Liberty Broadband Representative for whom the consent or Governmental Authorization is required for the receipt of SpinCo GCI Common Stock, the receipt of SpinCo GCI Common Stock, as applicable.

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1.4            Reorganization and Distribution Documents. All documents and instruments used to effect the Restructuring and the Distribution and otherwise to comply with this Agreement shall be substantially in the forms attached hereto as Exhibit C-1, Exhibit C-2, and Exhibit C-3, and in such other form mutually acceptable to the parties and, if there has not occurred a Merger Agreement Termination, Parent (acting reasonably).

ARTICLE II
DISTRIBUTION

2.1            The Distribution.

(a)            The Liberty Board shall have the authority and right (subject to, solely with respect to clause (i)(y) of this Section 2.1(a), if there has not occurred a Merger Agreement Termination, the prior written consent of Parent (acting reasonably)) to (i) (x) effect the Distribution, subject to the conditions set forth in Section 2.2, or (y) terminate the Distribution at any time prior to the Liberty Board’s declaration of the Distribution, irrespective of the satisfaction of the conditions set forth in Section 2.2, (ii) establish or change the date and time at which the Distribution shall be effective, (iii) determine the number of shares of the applicable series of SpinCo GCI Common Stock to be distributed for each applicable series of a share of Liberty Broadband Common Stock (the “Per Share Distribution Amount”) and (iv) prior to the Effective Time, establish or change the procedures for effecting the Distribution, subject to, in all cases, any applicable provisions of the DGCL, any other applicable Law, the Liberty Charter and the Merger Agreement.

(b)             Prior to the Effective Time, and in all respects in accordance with the Restructuring Plan, (i) SpinCo and Liberty Broadband shall cause the Articles of Incorporation of SpinCo, as in effect at such time, to be amended and restated in its entirety to read in substantially the form of the SpinCo Charter and, as so amended and restated, to be filed with the Secretary of State of the State of Nevada, whereupon, upon the effectiveness of the SpinCo Charter, the issued and then outstanding shares of Existing SpinCo Common Stock (all of which shall be owned at such time by Liberty Broadband) shall automatically be reclassified as provided in the SpinCo Charter and (ii) SpinCo shall cause the bylaws of SpinCo to be amended and restated so as to read in their entirety in the form set forth in Exhibit A-2.

(c)            At the Effective Time, subject to the satisfaction or waiver (to the extent permitted pursuant to Section 2.2), as applicable, of the conditions to the Distribution set forth in Section 2.2, Liberty Broadband will effect and consummate the Distribution.

(d)            Liberty Broadband will take all such actions, if any, as may be necessary or appropriate under applicable federal, state and foreign securities and “blue sky” Laws to permit the Distribution to be effected in compliance, in all material respects, with such Laws.

(e)            Promptly following the Effective Time, Liberty Broadband will cause the Agent to make the Distribution to the holders of record of shares of Liberty Broadband Common Stock by crediting the appropriate number of shares of SpinCo GCI Common Stock (reduced by any shares withheld and sold in accordance with Section 2.1(g)) to book entry accounts for each holder of SpinCo GCI Common Stock. No action by any holder of shares of Liberty Broadband Common Stock on the Distribution Record Date shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of SpinCo GCI Common Stock (and, if applicable, cash in lieu of any Fractional Shares) such stockholder is entitled to in the Distribution. No shares of SpinCo GCI Common Stock to be distributed in the Distribution shall be certificated.

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(f)            Notwithstanding anything to the contrary contained herein, holders of record of shares of Liberty Broadband Common Stock shall not be entitled to receive a fraction of a share of SpinCo GCI Common Stock (each, a “Fractional Share”) pursuant to the Distribution. Liberty Broadband shall cause the Agent to separately aggregate all Fractional Shares that (i) holders of record of shares of Liberty Broadband Common Stock would be entitled to receive into whole shares, separately by series of SpinCo GCI Common Stock and (ii) for purposes of the procedures of DTC, DTC Participants would be entitled to receive into whole shares, separately by series of SpinCo GCI Common Stock, and in each case, cause such whole shares to be sold after the Closing at prevailing market prices on behalf of those holders of record and those DTC Participants, respectively, who would have otherwise been entitled to receive a Fractional Share, and each such holder of record and DTC Participant who would have otherwise been entitled to receive a Fractional Share shall be entitled to receive cash, without interest, rounded down to the nearest cent, in lieu of such Fractional Share in an amount equal to (A) in the case of the applicable holders of record, such holder’s pro rata share of the respective total cash proceeds (net of any fees to the Agent) from such separate sales of the applicable series of SpinCo GCI Common Stock and (B) in the case of the applicable DTC Participants, such DTC Participants pro rata share of the respective total cash proceeds (net of any fees to the Agent) from such separate sales of the applicable series of SpinCo GCI Common Stock. The Agent will have sole discretion to determine when, how and through which broker-dealers such sales will be made without any influence by SpinCo or Liberty Broadband. Following such separate sales of the applicable series of SpinCo GCI Common Stock on behalf of each of the holders of record and DTC Participants, the applicable holders of record and the applicable DTC Participants will receive a cash payment in the form of a check or wire transfer in an amount equal to their pro rata share of the total net proceeds, less any applicable withholding taxes, of such applicable separate sales; provided, that all amounts owed under this Section 2.1(f) to DTC Participants for Fractional Shares shall be paid to DTC (on behalf of and for further distribution to the DTC Participants) and the DTC Participants shall look only to DTC for such payment. If such holders of record physically hold one or more stock certificates or hold stock through the Agent’s Direct Registration System, the check for any cash that such holders of record may be entitled to receive instead of Fractional Shares will be mailed to such holders separately. The parties acknowledge that the payment of cash in lieu of Fractional Shares does not represent separately bargained-for consideration and merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of Fractional Shares.

(g)            Liberty Broadband and the Agent shall be entitled to deduct and withhold from the amounts payable or otherwise transferable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment or transfer under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. With respect to the Distribution, to the extent any amounts are required to be withheld from the transfer of shares of SpinCo GCI Common Stock to a holder of record, and contemporaneous cash payments, if any, to such holder of record from Liberty Broadband or the Agent, are insufficient in amount to satisfy the required withholding, Liberty Broadband and the Agent shall be entitled to (i) withhold from the transfer to such holder of record an amount of shares of SpinCo GCI Common Stock (“Withheld Shares”) sufficient (in the reasonable judgment of Liberty Broadband or the Agent, as applicable) to satisfy such withholding obligation, and (ii) sell any Withheld Shares to satisfy any withholding obligation described in the preceding sentence. Liberty Broadband shall, or shall cause the Agent to, remit such amounts to the IRS and any other applicable Governmental Authority as are required with respect to such withholding obligation. To the extent the amount of proceeds received on the sale of Withheld Shares with respect to a particular holder of record exceeds the amount required to satisfy the withholding obligations with respect to such holder of record, that holder of record shall be entitled to receive cash, without interest, rounded down to the nearest cent, in an amount equal to such excess.

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2.2            Conditions to the Distribution.

(a)            Subject to Section 2.1(a), the obligation of Liberty Broadband and, with respect to Section 2.2(a)(vi) only, SpinCo to effect the Distribution is subject to the satisfaction or waiver (solely in the case of those conditions that may be waived in accordance with this Section 2.2) of the following conditions:

(i)             Liberty Broadband shall have received the opinion of Kroll, LLC, operating through its Duff & Phelps Opinions Practice, as to the solvency of Liberty Broadband and SpinCo immediately after giving effect to the Distribution;

(ii)            the effectiveness under the Securities Act of the Registration Statement;

(iii)           the effectiveness of the registration of SpinCo Series A GCI Common Stock and SpinCo Series C GCI Common Stock under Section 12(b) of the Exchange Act;

(iv)           the shares of SpinCo Series A GCI Common Stock and SpinCo Series C GCI Common Stock shall have been approved for listing on Nasdaq;

(v)            the shares of SpinCo Series B GCI Common Stock shall have been approved for quotation on the OTC Markets;

(vi)           the approval of applications by the (A) FCC required under the Communications Act and (B) Regulatory Commission of Alaska required by Alaska Law for consent to the transfer of control of certain Communication Licenses held by SpinCo or its Subsidiaries;

(vii)          any waiting period (and any extension thereof), and any commitments not to close before a certain date under a timing agreement entered into with a Governmental Authority, applicable to any Liberty Broadband Representative’s receipt of SpinCo GCI Common Stock under the HSR Act shall have expired or early termination thereof shall have been granted;

(viii)         no Order or Law shall have been entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect which prevents, prohibits, renders illegal or enjoins the consummation of the Restructuring, the Contribution, Distribution or any of the other transactions contemplated herein;

(ix)            the termination of all Contracts, other than this Agreement, the Restructuring Agreements, the Other Agreements and, as and when effective, the Joinders, between (x) any member of the Liberty Broadband Group, on the one hand, and (y) any member of the SpinCo Group, on the other hand, in each case, without Liability to the applicable parties;

(x)            the Restructuring, including the Contribution and the Preferred Stock Sale, shall have been effectuated, including the execution of all such instruments, assignments, documents and other agreements necessary to effect the Restructuring, Contribution and Preferred Stock Sale, as applicable; and

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(xi)           any other regulatory or contractual approvals required to consummate the Spin-Off Transactions under applicable Law or pursuant to any material Contract to which any member of the Liberty Broadband Group or SpinCo Group is a party.

(b)            The foregoing conditions are for the sole benefit of Liberty Broadband and shall not in any way limit Liberty Broadband’s right to amend, modify or terminate this Agreement in accordance with Section 6.1. All of the foregoing conditions are non-waivable, except that (i) the conditions set forth in Section 2.2(a)(v) and Section 2.2(a)(vii) may be waived by the Liberty Board and (ii) the condition set forth in Section 2.2(a)(xi)  may be waived by the Liberty Board and, if there has not occurred a Merger Agreement Termination, Parent (acting reasonably).

2.3            Employee Matters; Incentive Plans and Other Benefits.

(a)            Employment of SpinCo Active Employees. All SpinCo Active Employees shall continue to be employees of SpinCo or another member of the SpinCo Group, as the case may be, immediately after the Effective Time.

(b)            Assumption and Retention of Employee- and Benefit-Related Liabilities; Related Assets.

(i)            From and after the Effective Time, except as expressly provided in this Agreement, SpinCo, by assumption or retention through GCI or its Subsidiaries, shall assume or retain, as applicable, all Assets and Liabilities relating to (i) SpinCo Employees, (ii) SpinCo Directors, solely in their capacity as such, and (iii) SpinCo Benefit Plans.

(ii)            From and after the Effective Time, except as expressly provided in this Agreement, Liberty Broadband and the other members of the Liberty Broadband Group shall assume or retain, as applicable, all Assets and Liabilities relating to (i) active and former employees of Liberty Broadband, other than SpinCo Employees and (ii) Liberty Broadband Directors.

(c)            No Change in Control; No Termination of Employment. The parties hereto agree that none of the transactions contemplated by this Agreement, any of the Other Agreements or the Restructuring Agreements, constitutes a “change in control,” “change of control”, “control purchase”, “approved transaction” or any similar terms, as applicable, within the meaning of any SpinCo Benefit Plan, the Liberty Broadband Long-Term Incentive Plans or the SpinCo TSAP. A SpinCo Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits or otherwise in connection with or in anticipation of the consummation of the transactions contemplated by this Agreement.

(d)            SpinCo Long-Term Incentive Plans. SpinCo shall be responsible for determining all bonus awards that would otherwise be payable to SpinCo Employees for the year in which the Effective Time occurs. SpinCo shall also determine for SpinCo Employees (i) the extent to which established performance criteria (as interpreted by SpinCo, in its sole discretion) have been met, and (ii) the payment level for each SpinCo Employee. SpinCo shall assume all Liabilities with respect to any such bonus awards payable to SpinCo Employees for the year in which the Effective Time occurs and thereafter.

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(e)            Liberty Broadband Long-Term Incentive Plans. Liberty Broadband and SpinCo shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Liberty Broadband Option, Liberty Broadband Restricted Share and Liberty Broadband RSU held by any individual shall be adjusted as set forth in this Section 2.3. The adjustments set forth below shall be the sole adjustments made with respect to Liberty Broadband Options, Liberty Broadband Restricted Shares and Liberty Broadband RSUs in connection with the Distribution.

(i)             Liberty Broadband Options. As of the Effective Time, and as determined by the Compensation Committee of the Liberty Board (the “Liberty Compensation Committee”) pursuant to its authority granted under the applicable Liberty Broadband Long-Term Incentive Plan, each Liberty Broadband Option (whether unvested, partially vested or fully vested), that is outstanding as of the Effective Time shall, in all material respects, be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Liberty Broadband Option immediately prior to the Effective Time; provided, however, that from and after the Effective Time (following the Effective Time, an “Adjusted Liberty Broadband Option”):

1.            the number of shares of the applicable series of Liberty Broadband Common Stock subject to such Adjusted Liberty Broadband Option shall be equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of shares of the applicable series of Liberty Broadband Common Stock subject to such Liberty Broadband Option immediately prior to the Effective Time by (B) the Liberty Broadband Ratio; and

2.            the per share exercise price of such Adjusted Liberty Broadband Option shall be equal to the quotient, rounded up to the nearest whole cent, obtained by dividing (A) the per share exercise price of such Liberty Broadband Option immediately prior to the Effective Time by (B) the Liberty Broadband Ratio.

(f)             Liberty Broadband Restricted Shares. Liberty Broadband Restricted Shares outstanding as of the Distribution Record Date will participate in the Distribution in the same manner as other outstanding shares of Liberty Broadband Common Stock as set forth in Section 2.1(e), with any cash in lieu of Fractional Shares received by such holders of Liberty Broadband Restricted Shares being paid less any applicable withholding taxes; provided, however, that shares of SpinCo GCI Common Stock (“SpinCo Restricted Shares”) received in respect of Liberty Broadband Restricted Shares will otherwise be subject, in all material respects, to the same terms and conditions (including the vesting terms thereof) as those applicable to such Liberty Broadband Restricted Shares immediately prior to the Effective Time.

(g)            Liberty Broadband RSUs (Other than Liberty Broadband RSUs Held by SpinCo Employees). As determined by the Liberty Compensation Committee pursuant to its authority granted under the applicable Liberty Broadband Long-Term Incentive Plans, Liberty Broadband RSUs (other than Liberty Broadband RSUs held by a SpinCo Employee) shall, in all material respects, be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Liberty Broadband RSUs immediately prior to the Effective Time; provided, however, that from and after the Effective Time (following the Effective Time, an “Adjusted Liberty Broadband RSU”), the number of Liberty Broadband RSUs shall be equal to the product, rounded down to the nearest whole share with cash paid in lieu of a fractional share (less any applicable withholding taxes), obtained by multiplying (i) the number of Liberty Broadband RSUs immediately prior to the Effective Time by (ii) the Liberty Broadband Ratio.

(h)            Liberty Broadband RSUs Held by SpinCo Employees. As determined by the Liberty Compensation Committee pursuant to its authority granted under the Liberty Broadband Long-Term Incentive Plans, the Liberty Broadband RSUs held by a SpinCo Employee shall be converted into restricted stock units with respect to the applicable series of SpinCo GCI Common Stock (as so converted, “SpinCo RSUs”), and shall otherwise be subject to the same terms and conditions after the Effective Time, in all material respects, as the terms and conditions applicable to such Liberty Broadband RSUs immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of SpinCo RSUs shall be equal to the product, rounded down to the nearest whole share with cash paid in lieu of a fractional share (less any applicable withholding taxes), obtained by multiplying (i) the number of Liberty Broadband RSUs immediately prior to the Effective Time by (ii) the SpinCo Ratio.

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(i)             Miscellaneous.

(i)             Prior to the Effective Time, Liberty Broadband shall cause SpinCo to adopt the SpinCo TSAP.

(ii)            For purposes of determining the Liberty Broadband Ratio or SpinCo Ratio, as applicable, if any series of Liberty Broadband Common Stock or SpinCo GCI Common Stock, as the case may be, is not regularly quoted by brokers or dealers making a market in such stock during the relevant period, or the Liberty Board of Directors or the Liberty Compensation Committee, as applicable, determines that using the volume weighted average prices of any series of Liberty Broadband Common Stock or SpinCo GCI Common Stock, as the case may be, during the relevant period would not be consistent with Section 409A of the Code, the Liberty Board of Directors or the Liberty Compensation Committee, as applicable, may determine (i) the adjustment to the respective per share exercise price and number of shares relating to each Liberty Broadband Option and the per share exercise price and number of shares relating to each Adjusted Liberty Broadband Option, (ii) the adjustment to the respective number of shares relating to each Liberty Broadband RSU and the number of shares relating to each Adjusted Liberty Broadband RSU and (iii) the value of such series of common stock through the reasonable application of a reasonable valuation method; provided, that such method is applied consistently to the relevant period and designated before the relevant period. In addition, the adjustments described in this Section 2.3 are intended to be done in a manner consistent with Section 409A of the Code and the associated guidance, and shall be interpreted and implemented accordingly.

(iii)           Following the Distribution, for any award adjusted under this Section 2.3, (x) with respect to Adjusted Liberty Broadband Options, Liberty Broadband Restricted Shares and Adjusted Liberty Broadband RSUs, such award shall remain subject to the terms of the applicable Liberty Broadband Long-Term Incentive Plan, and (y) with respect to SpinCo Restricted Shares and SpinCo RSUs, such award shall become subject to the terms of the SpinCo TSAP. The obligation to deliver shares of SpinCo GCI Common Stock upon vesting of the SpinCo Restricted Shares or SpinCo RSUs shall be the sole obligation of SpinCo, and Liberty Broadband shall have no Liability in respect thereof.

(iv)           Accordingly, it is intended that the SpinCo TSAP be considered, as to any SpinCo Restricted Share and any SpinCo RSU that is issued as part of the adjustment provisions of this Section 2.3, to be a successor plan to applicable Liberty Broadband Long-Term Incentive Plan pursuant to which the corresponding Liberty Broadband Restricted Share or Liberty Broadband RSU, as applicable, was issued, and SpinCo shall be deemed to have assumed the obligations under the applicable Liberty Broadband Long-Term Incentive Plan to make the adjustments to the Liberty Broadband Restricted Shares and Liberty Broadband RSUs set forth in this Section 2.3.

(v)            With respect to SpinCo Restricted Shares and SpinCo RSUs issued as a result of the adjustments to the Liberty Broadband RSUs, pursuant to this Section 2.3, service after the Effective Time as an employee of Liberty Media or the SpinCo Group shall be treated as service to Liberty Media and SpinCo and its Subsidiaries for all purposes under such SpinCo Restricted Share and SpinCo RSU following the Effective Time.

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(j)             Registration Requirements. SpinCo agrees that it shall maintain on a continuous basis an effective registration statement under the Securities Act (and maintain the prospectus contained therein for its intended use) with respect to the shares of SpinCo GCI Common Stock authorized for issuance under the SpinCo TSAP. Liberty Broadband agrees that, following the Effective Time, it shall use reasonable efforts to continue to maintain a Form S-8 Registration Statement with respect to and cause to be registered pursuant to the Securities Act, the shares of Liberty Broadband Common Stock authorized for issuance under the Liberty Broadband Long-Term Incentive Plans as required pursuant to the Securities Act and any applicable rules or regulations thereunder.

(k)            No Third-Party Beneficiaries. Nothing expressed or referred to in this Section 2.3 is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Section 2.3 or any provision hereof, it being the intention of the parties hereto that this Section 2.3 all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns. Except as expressly provided in this Section 2.3, nothing in this Agreement shall preclude SpinCo or any other member of the SpinCo Group, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Benefit Plan, any benefit under any SpinCo Benefit Plan or any trust, insurance policy or funding vehicle related to any SpinCo Benefit Plan.

(l)             Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Section 2.3 may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Section 2.3 if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any Liabilities caused by the failure to satisfy any such responsibility.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of the Parties. Each party hereto represents and warrants to the other as follows:

(a)            Organization and Qualification. Such party is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, use, lease or operate its properties and assets, and to conduct the business heretofore conducted by it, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, used, leased or operated by it or the nature of the business conducted by it requires such qualification, except in such jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on its business, financial condition or results of operations or its ability to perform its obligations under this Agreement.

(b)            Authorization and Validity of Agreement. Such party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Restructuring Agreements to which it is a party and the agreements to be delivered by it at the Closing pursuant to Section 5.3(a)(i) and Section 5.3(a)(ii) inclusive or Section 5.3(b)(i) and Section 5.3(b)(ii) inclusive, as the case may be (the “Other Agreements”). The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements and the consummation by it of the transactions contemplated hereby and thereby have been, or will be prior to the Closing Date, duly and validly authorized by the board of directors (or a duly authorized committee thereof) of such party and, to the extent required by Law, its stockholders, and no other corporate action on its part is necessary to authorize the execution and delivery by such party of this Agreement, the Restructuring Agreements and the Other Agreements, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Restructuring Agreements and each of the Other Agreements, when executed and delivered, will be, duly executed and delivered by such party and each is, or will be, a valid and binding obligation of such party, enforceable in accordance with its terms.

3.2            No Conflict with Instruments. The execution, delivery and performance by such party of this Agreement, the Restructuring Agreements and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of its assets pursuant to the terms of, the charter or bylaws (or similar formation or governance instruments) of such party, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any of its assets are bound, or any Law or Order of any court or Governmental Authority having jurisdiction over it or its properties.

3.3            No Other Reliance. In determining to enter into this Agreement, the Restructuring Agreements and the Other Agreements, and to consummate the transactions contemplated hereby and thereby, such party has not relied on any representation, warranty, promise or agreement other than those expressly contained herein or therein, and no other representation, warranty, promise or agreement has been made or will be implied. Except as otherwise expressly set forth herein or in the Restructuring Agreements or the Other Agreements, all SpinCo Assets and SpinCo Businesses are being transferred on an “as is, where is” basis, at the risk of the transferee, without any warranty whatsoever on the part of the transferor and from and after the Effective Time.

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ARTICLE IV
COVENANTS

4.1            Cross-Indemnities.

(a)            SpinCo hereby covenants and agrees, on the terms and subject to the limitations set forth in this ARTICLE IV, from and after the Closing, to indemnify and hold harmless Liberty Broadband, its Subsidiaries and their respective current and former directors, officers, service providers and employees, and each of the heirs, executors, trustees, administrators, predecessors, successors and assigns of any of the foregoing (collectively, the “Liberty Indemnified Parties”), from and against any Losses incurred by the Liberty Indemnified Parties (in their capacities as such) to the extent arising out of, resulting from or in connection with any of the following:

(i)             the conduct of the SpinCo Businesses (whether before, on or after the Closing);

(ii)            the SpinCo Assets (whether held before, on or after the Closing);

(iii)           the SpinCo Liabilities (whether incurred before, on or after the Closing);

(iv)           any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of any member of the SpinCo Group under this Agreement or any Restructuring Agreement; or

(v)            any untrue statement of material fact in (A) the Registration Statement or other disclosure documents filed with the SEC in connection with the Distribution (other than untrue statements of material fact made by Liberty Broadband or for which Liberty Broadband provided information in writing), or (B) Liberty Broadband’s disclosure documents filed with the SEC prior to the Effective Time for which the applicable disclosure in such disclosure documents filed with the SEC relate to any member of the SpinCo Group or for which SpinCo Group or its predecessors provided information in writing.

(b)            Liberty Broadband hereby covenants and agrees, on the terms and subject to the limitations set forth in this ARTICLE IV, from and after the Closing, to indemnify and hold harmless SpinCo, its Subsidiaries and their respective current and former directors, officers, service providers and employees, and each of the heirs, executors, trustees, administrators, predecessors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”) from and against any Losses incurred by the SpinCo Indemnified Parties (in their capacities as such) to the extent arising out of, resulting from or in connection with any of the following:

(i)             the conduct of the Liberty Retained Businesses (whether before, on or after the Closing);

(ii)            the Liberty Retained Assets (whether held before, on or after the Closing);

(iii)           the Liberty Retained Liabilities (whether incurred before, on or after the Closing);

(iv)           any breach of, or failure to perform or comply with, any covenant, undertaking or obligation of any member of the Liberty Broadband Group under this Agreement or any Restructuring Agreement; or

(v)            (A) any untrue statement of material fact in (A) the Registration Statement where such untrue statement of material fact is made by Liberty Broadband or for which Liberty Broadband provided information in writing or (B) Liberty Broadband’s disclosure documents filed with the SEC prior to the Effective Time (other than those untrue statements of material fact that arise out of disclosures in such disclosure documents filed with the SEC relating to the SpinCo Group or for which SpinCo Group or its predecessors provided information in writing).

(c)            The indemnification provisions set forth in Section 4.1(a) and Section 4.1(b) shall not apply to: (i) any Losses incurred by any member of the SpinCo Group pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements, or, as and when effective, the Parent SDA Joinder) entered into after the Closing Date between (x) any member of the Liberty Broadband Group, on the one hand, and (y) any member of the SpinCo Group, on the other hand; (ii) any Losses incurred by any member of the Liberty Broadband Group pursuant to any contractual obligation (other than this Agreement, the Restructuring Agreements, or, as and when effective, the Parent SDA Joinder) entered into after the Closing Date between (x) any member of the Liberty Broadband Group, on the one hand, and (y) any member of the SpinCo Group, on the other hand; and (iii) any Losses that are, or are attributable to, any Taxes, Tax Items or Tax Benefits, which shall be governed exclusively by the Tax Sharing Agreement and the Tax Receivables Agreement (and, as and when effective, the Parent TSA Joinder and the Parent TRA Joinder). For the avoidance of doubt, any arrangement, instrument, Contract or other agreement between any member of the Liberty Broadband Group, on the one hand, and any member of the SpinCo Group, on the other hand (other than this Agreement, the Restructuring Agreements, or, as and when effective, the Parent SDA Joinder) shall be governed by the terms and conditions of such arrangement, instrument, Contract or other agreement and the limitations set forth in the immediately preceding sentence shall not affect the rights and obligations of each party thereto, including any indemnification rights or obligations provided therein.

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(d)          (i)          In connection with any indemnification provided for in this Section 4.1, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 4.1, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses), in each case in reasonable detail. Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such notice will be given no later than ten (10) Business Days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the Indemnitor will not affect the rights of such Indemnitee hereunder except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five (5) Business Days after Indemnitee’s receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

(ii)            After receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects within thirty (30) days of receipt of such notice (or such lesser period as may be required by court proceedings in the event of a litigated matter), to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor’s obligation to provide indemnification under this Agreement with respect to any Losses arising out of or relating to such Third-Party Claim. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if (A) such settlement makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) such settlement includes a complete release of the Indemnitee, (C) such settlement does not impose or seek any relief against the Indemnitee other than the payment of money damages to be borne solely and entirely by the Indemnitor, and (D) the Indemnitor pays all Losses relating to such settlement. Subject to Section 5.27 of the Merger Agreement (as in effect as of the Closing, including without amending, modifying, terminating, limiting, restricting or impairing the rights, terms and provisions set forth in Section 5.27 of the Merger Agreement), the Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any Action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim and the Indemnitor will not have the right to control the defense or investigation of such Third-Party Claim, provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

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(iii)            If, after receipt of a notice pursuant to Section 4.1(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend the Indemnitee against such Third-Party Claim, whether by not giving the Indemnitee timely notice of its election to so defend or otherwise, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim. The Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee; provided, that the Indemnitee may not settle any Action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed; provided further, that such consent shall not be required if (i) the Indemnitor had the right under this Section 4.1 to undertake control of the defense of such Third-Party Claim and, after notice, failed to do so within the period set forth in Section 4.1(d)(ii), or (ii) (x) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 4.1(d)(ii) or (y) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 4.1(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitor, (B) does not seek any relief against the Indemnitor and (C) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages.

(e)            In no event will the Indemnitor be liable to any Indemnitee for any special, consequential, indirect, collateral, incidental or punitive damages, however caused and on any theory of liability arising in any way out of this Agreement, whether or not such Indemnitor was advised of the possibility of any such damages; provided, that the foregoing limitations shall not limit a party’s indemnification obligations for any Losses incurred by an Indemnitee as a result of the assertion of a Third-Party Claim.

(f)            The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall amend, modify, terminate, limit, restrict or impair the rights, terms and provisions of Section 5.27 of the Merger Agreement.

(g)            The Indemnitor shall pay all amounts payable pursuant to this Section 4.1 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than, (x) if the Indemnitor has in good faith disputed the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation, three (3) days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor or (y) if the Indemnitor has not in good faith disputed the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation, three (3) days following receipt from an Indemnitee of such bill for any Losses that are the subject of indemnification hereunder. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing or (ii) a court of competent jurisdiction shall have entered a final and non-appealable Order.

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(h)            If the indemnification provided for in this Section 4.1 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(i)             The remedies provided in this Section 4.1 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 4.1(e).

(j)             The rights and obligations of the Liberty Indemnified Parties and the SpinCo Indemnified Parties under this Section 4.1 shall survive the Distribution, the other Spin-Off Transactions and the Combination.

(k)            For the avoidance of doubt, the provisions of this Section 4.1 are not intended to, and shall not, apply to any Loss, claim or Liability to which the provisions of the Tax Sharing Agreement or the Tax Receivables Agreement (or, as and when effective, the Parent TSA Joinder or the Parent TRA Joinder) are applicable.

(l)             The Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including attorneys’ fees), incurred in connection with the enforcement of their or its rights under this Section 4.1.

4.2            Further Assurances. At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver, and to cause its Subsidiaries to make, execute, acknowledge and deliver, such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to accomplish the Restructuring and the Distribution and to give effect to the transactions provided for in this Agreement, including each step in the Restructuring Plan, and to otherwise carry out the purposes and intent of this Agreement. Each party further agrees, with respect to the actions taken pursuant to Section 2.3, to (i) use commercially reasonable efforts to provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the SpinCo Benefit Plans and (ii) reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

4.3            Specific Performance. Each party hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for the securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.

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4.4            Access to Information.

(a)            Subject to Section 5.27 of the Merger Agreement, each party will provide to the other party, at any time before, on or after the Closing Date for a period consistent with such party’s bona fide record retention policies, upon written request and as promptly as practicable after the request therefor (subject in all cases, to any bona fide concerns of attorney-client or work-product privilege that any party may reasonably have and any restrictions contained in any agreements or Contracts to which any party or its Subsidiaries is a party (it being understood that each of Liberty Broadband and SpinCo will use its reasonable best efforts to provide any such information in a manner that does not result in a violation of a privilege)), any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any Action in any foreign or U.S. federal, state or local court (provided that in the case of any Action in which Liberty Broadband or Parent, on the one hand, and SpinCo, on the other hand, are in an adversarial relationship, the furnishing of information, documents or records in connection with such Action will be subject to any applicable rules relating to discovery and not this ARTICLE IV) or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement and the Restructuring Agreements. All access to any party’s records, personnel and assistance provided pursuant to this Section 4.4(a) following the Closing Date will be (x) conducted during normal business hours upon reasonable advance notice to the party providing access and (y) conducted in such a manner as not to interfere unreasonably with the normal operations of the businesses of the party and its Affiliates providing access. The party providing access will have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 4.4(a).

(b)            Any information belonging to a party that is provided to another party pursuant to Section 4.4(a) will remain the property of the providing party. The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 4.4 or which otherwise comes into the receiving party’s possession and control pursuant to this Agreement. Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.

(c)            The party requesting any information under this Section 4.4 will reimburse the providing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party. No party will have any Liability to any other party if any information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or is based on an estimate or forecast, is found to be inaccurate, absent willful misconduct or fraud by the party providing such information.

(d)            The rights and obligations granted under this Section 4.4 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in Section 5.8(e) of the Merger Agreement. For the avoidance of doubt, the provisions of this Section 4.4 are not intended to, and shall not, apply to any information relating to matters governed by the Tax Sharing Agreement or the Tax Receivables Agreement (or, as and when effective, the Parent TSA Joinder or the Parent TRA Joinder), which shall be subject to the provisions thereof in lieu of this Section 4.4.

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4.5            Confidentiality. Each party will keep confidential for three (3) years following the Closing Date (or for three (3) years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information of the other party, in each case to the extent permitted by applicable Law.

(a)            “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure. Without limiting the foregoing, all information of the types referred to in the immediately preceding sentence to the extent used by SpinCo or the SpinCo Businesses or which constitute SpinCo Assets on or prior to the Closing Date will constitute Proprietary Information of SpinCo for purposes of this Section 4.5.

(b)            Anything contained herein to the contrary notwithstanding, information of a Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is independently developed or generated without reference to or use of any Proprietary Information of the Disclosing Party; (iv) is approved for release by prior written authorization of the Disclosing Party; or (v) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the Laws or regulations of any Governmental Authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party (at the Disclosing Party’s cost) in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.

4.6            Notices Regarding Transferred Assets and Liabilities. Any transferor of an Asset or Liability in the Restructuring that receives a notice or other communication from any third party, or that otherwise becomes aware of any fact or circumstance, after the Restructuring, relating to such Asset or Liability, will use commercially reasonable efforts to promptly forward the notice or other communication to the transferee thereof or give notice to such transferee of such fact or circumstance of which it has become aware. The parties will cause their respective Subsidiaries to comply with this Section 4.6.

4.7            Treatment of Payments. Unless otherwise (i) required by a Final Determination, this Agreement or the Tax Sharing Agreement or (ii) agreed to between the parties, the parties agree to treat all payments made pursuant to this Agreement in accordance with Section 4.3 of the Tax Sharing Agreement.

4.8            Insurance Matters. Each party covenants and agrees that following the Closing, no member of the Liberty Broadband Group, on the one hand, and no member of the SpinCo Group, on the other hand, will have any rights under any insurance policy maintained by the other party; provided, however, nothing in this Section 4.8 shall limit the rights of a director or officer of one party hereto under any insurance policy maintained by the other party if such director or officer is entitled to the rights under such insurance policy in its capacity as a director or officer of such party.

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4.9            Intercompany Agreements. At or prior to the Closing, SpinCo will execute and deliver each of the LMC Agreements to Liberty Media. Further, at or prior to the Closing, Liberty Broadband and SpinCo will take all reasonably necessary steps to satisfy the condition set forth in Section 2.2(a)(ix).

ARTICLE V
CLOSING

5.1            Closing. Unless this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to the provisions of ARTICLE VI and subject to the satisfaction or, if applicable, waiver of all conditions set forth in each of Section 2.2 and Section 5.2, the closing of the Distribution (the “Closing”) will take place at the offices of Liberty Broadband, at 12300 Liberty Boulevard, Englewood, Colorado, at an acceptable time and date to be determined by Liberty Broadband (the “Closing Date”); provided, that the Closing shall occur prior to the effective time of the Merger.

5.2            Conditions to Closing.

(a)            The obligations of the parties to complete the Distribution are conditioned upon the satisfaction or, if applicable, waiver of the conditions set forth in Section 2.2.

(b)           The performance by each party of its obligations hereunder is further conditioned upon:

(i)             the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing; and

(ii)            the representations and warranties of the other party being true and complete in all material respects as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

5.3            Deliveries at Closing.

(a)            Liberty Broadband. At or prior to the Closing, Liberty Broadband will deliver or cause to be delivered to SpinCo:

(i)             the Tax Sharing Agreement duly executed by an authorized officer of Liberty Broadband;

(ii)            the Tax Receivables Agreement duly executed by an authorized officer of Liberty Broadband;

(iii)           the Restructuring Agreements duly executed by an authorized officer of Liberty Broadband or other applicable member of the Liberty Broadband Group;

(iv)           a secretary’s certificate certifying that the Liberty Board has authorized the execution, delivery and performance by Liberty Broadband of this Agreement, the Restructuring Agreements and the Other Agreements, which authorization will be in full force and effect at and as of the Closing; and

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(v)            such other documents and instruments as SpinCo may reasonably request.

(b)            SpinCo. At or prior to the Closing, SpinCo will deliver or cause to be delivered to Liberty Broadband:

(i)             the Tax Sharing Agreement duly executed by an authorized officer of SpinCo;

(ii)            the Tax Receivables Agreement duly executed by an authorized officer of SpinCo;

(iii)           the Restructuring Agreements duly executed by an authorized officer of SpinCo or other applicable member of the SpinCo Group;

(iv)           the SpinCo Charter, duly executed by an authorized officer of SpinCo and as filed with the Secretary of State of the State of Nevada;

(v)            a secretary’s certificate certifying that the SpinCo Board has authorized the execution, delivery and performance by SpinCo of this Agreement, the Restructuring Agreements and the Other Agreements, which authorizations will be in full force and effect at and as of the Closing; and

(vi)           such other documents and instruments as Liberty Broadband may reasonably request.

ARTICLE VI
TERMINATION

6.1            Termination. Subject to, and in accordance with, applicable Law and the Merger Agreement, this Agreement may be terminated and the transactions contemplated hereby may be amended, modified or supplemented at any time prior to the Effective Time or abandoned at any time prior to the Liberty Board’s declaration of the Distribution, in each case, by and in the sole and absolute discretion of Liberty Broadband without the approval of SpinCo and without any compensation to SpinCo; provided that, for the avoidance of doubt, if there has not occurred a Merger Agreement Termination, any amendment, modification, supplement or abandonment of this Agreement shall require the prior written consent of Parent (acting reasonably). For the avoidance of doubt, from and after the Effective Time, this Agreement may not be terminated (or any provision hereof modified, amended or waived) without the written agreement of all the parties and, if there has not occurred a Merger Agreement Termination, the prior written consent of Parent (acting reasonably).

6.2            Effect of Termination. In the event of any termination of this Agreement in accordance with Section 6.1, this Agreement will immediately become void and the parties will have no Liability whatsoever to each other with respect to the transactions contemplated hereby.

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ARTICLE VII
MISCELLANEOUS

7.1            Definitions.

(a)            For purposes of this Agreement, the following terms have the corresponding meanings:

“Action” means any claim, audit, charge, demand, action, cause of action, suit, countersuit, arbitration, mediation, litigation, inquiry, subpoena, proceeding, or investigation of any kind by or before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliates” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person; provided, that, for any purpose hereunder, in each case both before and after the Effective Time, none of the Persons listed in clauses (i) – (viii) shall be deemed to be Affiliates of any Person listed in any other such clause: (i) Liberty Broadband taken together with its Subsidiaries and any of their respective Investees, (ii) SpinCo taken together with its Subsidiaries and any of their respective Investees, (iii) Liberty TripAdvisor Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (iv) Liberty Media Corporation taken together with its Subsidiaries and any of their respective Investees, (v) QVC Group, Inc. (formerly known as Qurate Retail, Inc.) taken together with its Subsidiaries and any of their respective Investees, (vi) Atlanta Braves Holdings, Inc. taken together with its Subsidiaries and any of their respective Investees, (vii) Liberty Global plc taken together with its Subsidiaries and any of their respective Investees, (viii) Liberty Latin America Ltd. taken together with its Subsidiaries and any of their respective Investees, and (ix) any entity whose shares are distributed, directly or indirectly, in a spinoff, split-off or similar distribution transaction, to the shareholders of any of the entities referred to in the immediate preceding clauses (i) – (viii) (including any of their Subsidiaries or such entities or any of their respective Investees). For purposes of this definition, and for the avoidance of doubt, (x) natural persons shall not be deemed to be Affiliates of each other and (y) no Person shall be an Affiliate of any other Person solely because they share one or more common officers or members of their respective board of managers, board of directors or other controlling governing body.

“Agent” means Broadridge Corporate Issuer Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

“Aircraft Time Sharing Agreement” means the Aircraft Time Sharing Agreement to be entered into by and between Liberty Media and SpinCo, substantially in the form attached hereto as Exhibit E.

“Assets” means assets, properties, interests and rights (including goodwill), wherever located, whether real, personal or mixed, tangible or intangible, movable or immovable, in each case whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto. The term “Assets” shall not include any of the items described in the previous sentence for or related to Taxes, Tax Items or Tax Benefits, which shall be governed exclusively by the Tax Sharing Agreement and the Tax Receivables Agreement (and, as and when effective, the Parent TSA Joinder and the Parent TRA Joinder).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York or Denver, Colorado.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC thereunder.

“Communications Licenses” all licenses, authorizations and certificates of public convenience and necessity issued or granted by the FCC or the Regulatory Commission of Alaska held by the SpinCo Businesses in each applicable jurisdiction with respect to the operations of the SpinCo Businesses as presently conducted.

“Contract” means any legally binding written or binding oral contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“DGCL” means the General Corporation Law of the State of Delaware (as the same may be amended from time to time).

“Distribution Record Date” means the date to be determined by the Liberty Board in its sole discretion as the record date for the Distribution.

“DTC” means The Depository Trust Company.

“DTC Participant” means the brokers and other nominees that are participants in DTC and hold shares of Liberty Broadband Common Stock in street name.

“Effective Time” means the time at which the Distribution will be effective.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Existing SpinCo Common Stock” means the common stock, par value $0.01 per share, of SpinCo, which is in existence prior to the effectiveness of the SpinCo Charter.

“Facilities Sharing Agreement” means the Facilities Sharing Agreement to be entered into by and among Liberty Property Holdings, Inc., Liberty Media and SpinCo, substantially in the form attached hereto as Exhibit F.

“FCC” means the Federal Communications Commission, including any bureau or division thereof acting on delegated authority.

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“Final Determination” means the final resolution of liability for any Tax for any Tax Period, by or as a result of: (i) a closing agreement or similar final settlement with the IRS or the relevant state or local governmental authorities, (ii) an agreement contained in IRS Form 870-AD or other similar form, (iii) an agreement that constitutes a determination under Section 1313(a)(4) of the Code, (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v) a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired, (vi) a decision, judgment, decree or other order of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired, or (vii) the payment of any Tax with respect to any item disallowed or adjusted by a Tax Authority provided that Liberty Broadband and SpinCo mutually agree that no action shall be taken to recoup such payment.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“GCI” means GCI, LLC, a Delaware limited liability company.

“GCI Financial Statements” means (i) the audited consolidated financial statements of GCI and its Subsidiaries as of and for the fiscal year ended December 31, 2024 and (ii) the unaudited consolidated financial statements of GCI and its Subsidiaries as of and for the three months ended March 31, 2025 (including, in each case, any related notes thereto).

“GCI Interests” means 100% of the outstanding equity interests in GCI.

“Governmental Authority” means any supranational, national, federal, state, county, local or municipal government, or other political subdivision thereof, or any court, tribunal or arbitral body and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, domestic or foreign; provided, that such term shall not include any stock exchange or listing company.

“Governmental Authorization” means the completion or early termination of any waiting period (and any extension thereof) under the HSR Act or any authorization, approval, consent, license, certificate or permit issued, granted, or otherwise made available under the authority of any court, governmental or regulatory authority, agency, stock exchange, commission or body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investee” of any Person means any Person in which such first Person owns or controls an equity or voting interest.

“Joinders” means, collectively, the Parent SDA Joinder, the Parent TRA Joinder and the Parent TSA Joinder.

“Law” means all foreign, federal, state, provincial, local or municipal laws (including common law), statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

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“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract. The term “Liabilities” shall not include any of the items described in the previous sentence for or related to Taxes, Tax Items or Tax Benefits, which shall be governed exclusively by the Tax Sharing Agreement and the Tax Receivables Agreement (and, as and when effective, the Parent TSA Joinder and the Parent TRA Joinder).

“Liberty Board” means the Board of Directors of Liberty Broadband or a duly authorized committee thereof (including, without limitation, the Executive Committee or the Transaction Committee of the Board of Directors of Liberty Broadband).

“Liberty Broadband Common Stock” means the Liberty Broadband Series A Common Stock, the Liberty Broadband Series B Common Stock and the Liberty Broadband Series C Common Stock.

“Liberty Broadband Directors” means the non-employee members of the Liberty Board who will continue to serve on the Liberty Board following the Distribution or who separated from the Liberty Board prior to the Distribution.

“Liberty Broadband Group” means Liberty Broadband and each of its Subsidiaries and Affiliates as of immediately following the Distribution, and each Person that becomes a Subsidiary or Affiliate of Liberty Broadband after the Effective Time, in each case, other than the members of the SpinCo Group.

“Liberty Broadband Long-Term Incentive Plans” means the Liberty Broadband Corporation 2014 Omnibus Incentive Plan (Amended and Restated as of March 11, 2015), the Liberty Broadband Corporation 2019 Omnibus Incentive Plan, the Liberty Broadband Corporation 2024 Omnibus Incentive Plan, the GCI Liberty Inc. 2018 Omnibus Incentive Plan and the GCI Liberty Inc. Transitional Stock Adjustment Plan, in each case, as amended.

“Liberty Broadband Option” means an option to purchase shares of Liberty Broadband Common Stock that, prior to the Distribution, is governed by the terms of a Liberty Broadband Long-Term Incentive Plan.

“Liberty Broadband Post-Distribution Stock Value” means the volume weighted average price of a share of Liberty Broadband Series C Common Stock reported on Nasdaq over the three consecutive trading days beginning on the first trading day following the Closing Date.

“Liberty Broadband Ratio” means the quotient obtained by dividing the Liberty Broadband Stock Value by the Liberty Broadband Post-Distribution Stock Value.

“Liberty Broadband Restricted Share” means a restricted share of Liberty Broadband Common Stock that, prior to the Distribution, is governed by the terms of a Liberty Broadband Long-Term Incentive Plan.

“Liberty Broadband RSU” means a restricted stock unit in respect of Liberty Broadband Common Stock that, prior to the Distribution, is governed by the terms of a Liberty Broadband Long-Term Incentive Plan.

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“Liberty Broadband Series A Common Stock” means the Series A common stock, par value $0.01 per share, of Liberty Broadband.

“Liberty Broadband Series B Common Stock” means the Series B common stock, par value $0.01 per share, of Liberty Broadband.

“Liberty Broadband Series C Common Stock” means the Series C common stock, par value $0.01 per share, of Liberty Broadband.

“Liberty Broadband Stock Value” means the sum of the Liberty Broadband Post-Distribution Stock Value plus the product of the SpinCo Stock Value multiplied by the SpinCo Stock Distribution Ratio.

“Liberty Charter” means the Restated Certificate of Incorporation of Liberty Broadband, effective as of November 4, 2014, as amended and as in effect immediately prior to the Closing Date, including the Certificate of Designations of Liberty Broadband in respect of the Series A Cumulative Redeemable Preferred Stock of Liberty Broadband, effective as of December 18, 2020, as amended.

“Liberty Entity” or “Liberty Entities” means and includes each of Liberty Broadband and its Subsidiaries, after giving effect to the Distribution.

“Liberty Media” means Liberty Media Corporation, a Delaware corporation.

“Liberty Retained Assets” means all Assets of the Liberty Entities (other than any SpinCo Assets).

“Liberty Retained Businesses” means all businesses of the Liberty Entities (including any businesses of any of the Liberty Entities that were transferred or otherwise disposed of by such Liberty Entity prior to the date hereof) (other than any SpinCo Businesses).

“Liberty Retained Liabilities” means all Liabilities of the Liberty Entities (other than any SpinCo Liabilities); provided, that, Liberty Retained Liabilities shall include (i) the Spin-Off Fees and (ii) any Liabilities arising out of or relating to any Merger Litigation, including the defense of any Merger Litigation pursuant to Section 5.16 of the Merger Agreement.

“LMC Agreements” means each of the Aircraft Time Sharing Agreement, the Facilities Sharing Agreement and the Services Agreement.

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or in asserting, preserving or enforcing an Indemnitee’s rights hereunder), whether in connection with a Third-Party Claim or otherwise. The term “Losses” shall not include any Taxes, Tax Items or Tax Benefits, the liability and indemnification for which shall be governed exclusively by the Tax Sharing Agreement and the Tax Receivables Agreement (and, as and when effective, the Parent TSA Joinder and the Parent TRA Joinder).

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“Merger Agreement Termination” means a valid termination of the Merger Agreement pursuant to Article VII thereof prior to the Merger Closing.

“Merger Litigation” means any Action commenced or threatened to be commenced, after the date of the Merger Agreement, against Liberty Broadband, Parent, Merger LLC or Merger Sub or any of their respective directors or officers by any stockholder relating to the Merger Agreement and the transactions contemplated thereby.

“Nasdaq” means any tier of the Nasdaq Stock Market, including the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Parent SDA Joinder” means a joinder to this Agreement to be entered into by Parent immediately prior to, and effective immediately after, the Merger Closing, as described in Section 5.24(e) of the Merger Agreement.

“Parent TRA Joinder” means a joinder to the Tax Receivables Agreement to be entered into by Parent immediately prior to, and effective immediately after, the Merger Closing, as described in Section 5.24(e) of the Merger Agreement.

“Parent TSA Joinder” means a joinder to the Tax Sharing Agreement to be entered into by Parent immediately prior to, and effective immediately after, the Merger Closing, as described in Section 5.24(e) of the Merger Agreement.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Registration Statement” means the Registration Statement on Form S-1 (or any successor form to Form S-1) of SpinCo relating to the registration under the Securities Act of SpinCo GCI Common Stock, including all amendments or supplements thereto.

“Representatives” means, with respect to any Person, its financial advisors, legal counsel, financing sources, accountants, insurers or other advisors, agents or representatives, including its officers and directors.

“Restructuring Plan” means the Restructuring Plan attached hereto as Exhibit B.

“SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

“Section 336(e) Elections” means the timely and valid protective elections under Section 336(e) of the Code (and any corresponding elections under state, local or non-U.S. Tax Law) which Liberty Broadband shall make (or cause to be made) in connection with the Distribution.

“Section 338(h)(10) Elections” means the timely and valid elections provided for by Section 338(h)(10) of the Code (and any corresponding elections under state, local or non-U.S. Tax Law) which Liberty Broadband and SpinCo shall jointly make (or cause to be jointly made) in connection with the Contribution.

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“Section 338(h)(10) Entities” means GCI and any of GCI’s Subsidiaries treated as U.S. corporations for U.S. federal income tax purposes.

“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

“Services Agreement” means the Services Agreement to be entered into by and between Liberty Media and SpinCo, substantially in the form attached hereto as Exhibit G.

“SpinCo Active Employees” means current employees of GCI or any of its Subsidiaries, or who are otherwise primarily dedicated to the SpinCo Businesses (not including any such employees who are employed by or who provide services to Liberty Media pursuant to that certain Services Agreement by and between Liberty Broadband and Liberty Media).

“SpinCo Assets” means all Assets used or held for use solely or primarily in GCI or any of its Subsidiaries (including the Assets included or reflected as Assets of GCI and its Subsidiaries on the balance sheet included in the GCI Financial Statements, subject to any dispositions of such Assets subsequent to the date of the GCI Financial Statements and acquisitions of Assets since the date of the GCI Financial Statements that are of a nature or type that would have been included on a pro forma balance sheet of the SpinCo Businesses as of the Effective Time), including 100% of the GCI Interests.

“SpinCo Benefit Plan” means (a) the SpinCo Health and Welfare Plans, (b) the SpinCo Saving Plans and (c), to the extent not covered by clauses (a) or (b), (i) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefit arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, parental leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance, or other employee assistance-based or cafeteria plans) sponsored or maintained by GCI or any of its Subsidiaries and (ii) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored or maintained by GCI or any of its Subsidiaries.

“SpinCo Board” means the Board of Directors of SpinCo or a duly authorized committee thereof.

“SpinCo Businesses” means the businesses of GCI and its Subsidiaries (including any businesses of GCI or any of its Subsidiaries that were transferred or otherwise disposed of by GCI or such Subsidiary prior to the date hereof).

“SpinCo Certificate of Designations” means the Certificate of Designations of SpinCo in respect of the Non-Voting Preferred Stock of SpinCo.

“SpinCo Charter” means the Amended and Restated Articles of Incorporation of SpinCo to be filed with the Secretary of State of the State of Nevada immediately prior to the Effective Time, substantially in the form attached hereto as Exhibit A-1.

“SpinCo Charter Amendment” means that certain amendment to the existing Articles of Incorporation of SpinCo filed with the Secretary of State of the State of Nevada on March 14, 2025, pursuant to which SpinCo authorized customary “blank-check” preferred stock.

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“SpinCo Director” means the individuals who will serve as non-employee members of the SpinCo Board following the Distribution.

“SpinCo Employees” means (i) SpinCo Active Employees, and (ii) former employees of GCI or any of its Subsidiaries or individuals who, as of their last day of employment with Liberty Broadband or its Subsidiaries, were primarily dedicated to the SpinCo Businesses (not including any such employees who were employed by or who provided services to Liberty Media pursuant to that certain Services Agreement by and between Liberty Broadband and Liberty Media).

“SpinCo Entity” or “SpinCo Entities” means each of SpinCo and its Subsidiaries, after giving effect to the Distribution, including GCI and its Subsidiaries.

“SpinCo GCI Common Stock” means the SpinCo Series A GCI Common Stock, the SpinCo Series B GCI Common Stock and the SpinCo Series C GCI Common Stock.

“SpinCo Group” means SpinCo and each Person that is a direct or indirect Subsidiary of SpinCo as of immediately following the Distribution, and each Person that becomes a Subsidiary of SpinCo after the Effective Time.

“SpinCo Health and Welfare Plans” means any plan, fund or program which was established or is maintained by GCI or any of its Subsidiaries, or pursuant to which SpinCo or GCI or any of its Subsidiaries is a party, for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), dental, prescription, vision, short-term disability, long-term disability, life and AD&D, critical illness, hospital indemnity, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account, health savings account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

“SpinCo Liabilities” means all Liabilities incurred or accrued by SpinCo, GCI or any of its Subsidiaries in, or any Liabilities to the extent solely or primarily arising out of or relating to, the operation of the SpinCo Businesses, whether accruing or arising prior to, on or after the Effective Time (including the Liabilities included or reflected as Liabilities of GCI and its Subsidiaries on the balance sheet included in the GCI Financial Statements, and Liabilities in existence as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as Liabilities of the SpinCo Businesses on a pro forma balance sheet of the SpinCo Businesses as of the Effective Time, but, for the avoidance of doubt, excluding any Taxes or Tax Items resulting from or in connection with the Spin-Off Transactions) and all obligations of Liberty Broadband, SpinCo, GCI and their respective Subsidiaries (as applicable) in respect of the GCI Debt (as defined in the Merger Agreement); provided, however, that the Spin-Off Fees shall not constitute SpinCo Liabilities.

“SpinCo Non-Voting Preferred Stock” means the 12% Series A Cumulative Redeemable Non-Voting Preferred Stock, par value $0.01 per share, of SpinCo, which shall be authorized for issuance from and following the effectiveness of the SpinCo Certificate of Designations.

“SpinCo Ratio” means the quotient obtained by dividing the Liberty Broadband Stock Value by the SpinCo Stock Value.

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“SpinCo Savings Plan” means the GCI 401(k) Plan of GCI Communications Corp. and any trust relating thereto.

“SpinCo Series A GCI Common Stock” means the Series A GCI Group common stock, par value $0.01 per share, of SpinCo, which shall be in existence from and following the effectiveness of the SpinCo Charter.

“SpinCo Series B GCI Common Stock” means the Series B GCI Group common stock, par value $0.01 per share, of SpinCo, which shall be in existence from and following the effectiveness of the SpinCo Charter.

“SpinCo Series C GCI Common Stock” means the Series C GCI Group common stock, par value $0.01 per share, of SpinCo, which shall be in existence from and following the effectiveness of the SpinCo Charter.

“SpinCo Stock Distribution Ratio” means 0.20.

“SpinCo Stock Value” means the volume weighted average price of a share of SpinCo Series C GCI Common Stock reported on Nasdaq over the three consecutive trading days beginning on the first trading day following the Closing Date.

“SpinCo TSAP” means GCI Liberty, Inc. 2025 Transitional Stock Adjustment Plan to be adopted by GCI Liberty and approved by Liberty Broadband, substantially in the form attached hereto as Exhibit D.

“Spin-Off Fees” means all fees, costs and expenses incurred, accrued, paid or payable by or on behalf of Liberty Broadband, SpinCo or any of their respective Subsidiaries in connection with the Spin-Off Transactions, including the negotiation and execution of this Agreement and the other agreements contemplated hereby, but shall exclude, for the avoidance of doubt, obligations under Section 4.1 of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity (a) that is consolidated with such Person for purposes of financial reporting under GAAP or (b) in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the voting power represented by the outstanding voting securities or more than fifty percent (50%) of the equity securities, profits interest or capital interest, (ii) is entitled to elect at least one-half of the board of directors or similar governing body or (iii) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, that for purposes of this Agreement, both prior to and after the Effective Time, none of SpinCo and its Subsidiaries shall be deemed to be Subsidiaries of Liberty Broadband or any of its Subsidiaries.

“Tax” and “Taxes” means any and all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other like governmental assessments or charges, and, without limiting the generality of the foregoing, shall include income, gross receipts, net worth, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, Medicare, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer taxes, together with any related interest, penalties and additions imposed by any Tax Authority.

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“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability (or increase in a Tax Refund) of either Liberty Broadband or SpinCo (or any of their Subsidiaries) for any Tax Period that is utilized or realized in accordance with Section 2 of the Tax Sharing Agreement.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any similar item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Period” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law. For the avoidance of doubt, references to “Tax Period” for any franchise or other doing business Tax shall mean the Tax Period during which the income, operations, assets, or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another Tax period is obtained by the payment of such Tax.

“Tax Proceeding” means any Tax audit, assessment, or other examination by any Tax Authority, as well as any controversy, litigation, other proceeding, or appeal thereof relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Receivables Agreement” means the Tax Receivables Agreement to be entered into by and between Liberty Broadband and SpinCo, substantially in the form attached hereto as Exhibit H.

“Tax Refund” means a refund of Taxes previously paid and any overpayment interest within the meaning of Section 6611 of the Code or any similar provision under applicable Tax Law (whether paid by way of a refund or credited against any liability for related Taxes).

“Tax Return” means any return or report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into by and between Liberty Broadband and SpinCo, substantially in the form attached hereto as Exhibit I.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period (or portion thereof).

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(b)            As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

AAA	Section 7.6(e)
Adjusted Liberty Broadband Option	Section 2.3(e)(i)
Adjusted Liberty Broadband RSU	Section 2.3(g)
Agreement	Preamble
Arbitration	Section 7.6(e)
Chosen Court	Section 7.6(g)
Closing	Section 5.1
Closing Date	Section 5.1
Combination	Recitals
Contributed Subsidiaries	Exhibit B
Contribution	Section 1.2(a)
Disclosing Party	Section 4.5(a)
Dispute	Section 7.6(b)
Distribution	Recitals
Fractional Share	Section 2.1(f)
Indemnitee	Section 4.1(d)(i)
Indemnitor	Section 4.1(d)(i)
Liberty Broadband	Preamble
Liberty Compensation Committee	Section 2.3(e)(i)
Liberty Indemnified Parties	Section 4.1(a)
Liberty Released Claims	Section 7.8(a)
Liberty Released Person	Section 7.8(b)
Liberty Releasing Person	Section 7.8(a)
Merger	Recitals
Merger Agreement	Recitals
Merger Closing	Recitals
Merger LLC	Recitals
Merger Sub	Recitals
Non-Binding Mediation	Section 7.6(d)
Notice of Arbitration	Section 7.6(e)
Other Agreements	Section 3.1(b)
Parent	Recitals
Per Share Distribution Amount	Section 2.1(a)
Preferred Buyers	Recitals
Preferred Stock Sale	Recitals
Proprietary Information	Section 4.5(a)
Receiving Party	Section 4.5(b)
Resolution End Date	Section 7.6(c)
Restructuring	Section 1.1
Restructuring Agreements	Section 1.2(d)
Separable Claims	Section 4.1(d)(ii)
Separate Legal Defenses	Section 4.1(d)(ii)
SpinCo	Preamble
SpinCo Indemnified Parties	Section 4.1(b)
SpinCo Released Claims	Section 7.8(b)
SpinCo Released Person	Section 7.8(a)
SpinCo Releasing Person	Section 7.8(b)
SpinCo Restricted Shares	Section 2.3(f)
SpinCo RSUs	Section 2.3(h)
Spin-Off Transactions	Recitals
Third-Party Claim	Section 4.1(d)(i)
Transition Committee	Section 7.6(b)
Upstream Merger	Recitals
Withheld Shares	Section 2.1(g)

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7.2            Survival; No Third-Party Rights. The representations and warranties contained herein shall not survive the Effective Time or the termination of this Agreement. The covenants and agreements herein that relate to actions to be taken at or after the Effective Time shall survive the Effective Time until satisfied in full. Except for the indemnification rights of the Liberty Indemnified Parties and the SpinCo Indemnified Parties pursuant to Section 4.1 and except for the rights and obligations of Parent hereunder, under the Parent SDA Joinder and under the Merger Agreement, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement (including Parent with respect to its rights and obligations hereunder and under the Merger Agreement) and their respective successors and assigns.

7.3            Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to any member of the Liberty Broadband Group:	Liberty Broadband Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 Email: [Separately Provided] Attention: Chief Legal Officer

if to any member of the SpinCo Group:	GCI Liberty, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Email: [Separately Provided] Attention: Chief Legal Officer

with a copy in each case (which shall not constitute notice) to:	O’Melveny & Myers L.L.P. Two Embarcadero Center, 28th Floor San Francisco, California 94111 Attention: C. Brophy Christensen Noah Kornblith Email: bchristensen@omm.com nkornblith@omm.com

if to Parent or any member of the Liberty Broadband Group following the Merger Closing:	Charter Communications, Inc. 400 Washington Blvd. Stamford, CT 06902 Attention: Executive Vice President, General Counsel and Corporate Secretary Email: [Separately Provided]

with a copy (which shall not constitute notice) to:	Wachtell, Lipton, Rosen & Katz 51 W 52nd St. New York, NY 10019 Facsimile: (212) 403-1000 Attention: Steven A. Cohen Steven R. Green Email: SACohen@wlrk.com SRGreen@wlrk.com

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or to such other address as the Person to whom notice is given may have previously furnished to the other Persons set forth above in writing in the manner set forth above.

7.4            Entire Agreement. This Agreement (including the Exhibits attached hereto), together with the Restructuring Agreements, the Other Agreements and, as and when effective, the Joinders, embodies the entire understanding among the parties relating to the subject matter hereof and thereof. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce either party to enter into this Agreement. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that nothing contained in this Agreement, any Restructuring Agreement or Other Agreement shall in any way be deemed to modify, limit, waive or supersede any express approval rights of Parent pursuant to Section 5.24 of the Merger Agreement. For the avoidance of doubt, in the event of any conflict between this Agreement, on the one hand, and the Separation Principles (as defined in the Merger Agreement), on the other hand, this Agreement shall control.

7.5            Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties and, if there has not occurred a Merger Agreement Termination, Parent (acting reasonably); provided, however, that Liberty Broadband and SpinCo may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve Liberty Broadband or SpinCo, as the assignor, of its obligations hereunder.

7.6            Governing Law; Dispute Resolution.

(a)            This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the Laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the Laws of any other jurisdiction.

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(b)            At or following the Closing, each of Liberty Broadband and SpinCo will designate two members (or such other number of members as mutually agreed in writing by Liberty Broadband and SpinCo) to a transition committee (the “Transition Committee”), the purpose of which shall be to attempt initially to resolve all issues, claims, disputes or controversies that may arise under, out of or in connection with this Agreement (each, a “Dispute”). At all times Liberty Broadband and SpinCo shall each have the right to designate half of the members of the Transition Committee; provided, that, Liberty Broadband or SpinCo may not designate the same individual to the Transition Committee and neither Liberty Broadband nor SpinCo may designate an individual to the Transition Committee who then provides services to both Liberty Broadband and SpinCo as a director or executive officer. Each of Liberty Broadband and SpinCo shall have the right, by written notice to the other party hereto, to remove any of such party’s designated members to the Transition Committee. Any vacancies on the Transition Committee resulting from death, resignation, removal, disqualification or other cause shall be filled by the party hereto that designated the prior member that resulted in such vacancy. Liberty Broadband and SpinCo shall each be entitled to fill half of the vacancies resulting from any increase in the number of members on the Transition Committee.  In order for the Transition Committee to transact business, at least one member of the Transition Committee designated by each of Liberty Broadband and SpinCo must be present. Meetings of the Transition Committee may be called by any member of the Transition Committee upon two (2) Business Days’ prior written notice with email being sufficient (unless such notice is waived by each member of the Transition Committee); provided, that, with respect to any Dispute, no meetings of the Transition Committee shall be held after the Resolution End Date for such Dispute unless otherwise agreed to in writing by each of Liberty Broadband and SpinCo. Meetings of the Transition Committee shall be held in-person, by video conference or by teleconference, and shall be held during normal business hours based on the Mountain time zone (unless otherwise agreed by each member of the Transition Committee); provided, that if held in-person, each member shall have the right to participate in such meeting by either video conference or teleconference. Without limiting the obligations in Section 4.1, Liberty Broadband shall have no Liability for any cost or expense incurred by any member of the Transition Committee designated by SpinCo in connection with such member’s service on the Transition Committee and SpinCo shall have no Liability for any cost or expense incurred by any member of the Transition Committee designated by Liberty Broadband in connection with such member’s service on the Transition Committee. The Transition Committee shall have no authority except as expressly provided herein or as mutually agreed in writing by Liberty Broadband and SpinCo.

(c)            If any party hereto desires to bring a Dispute against the other party hereto, a member of the Transition Committee designated by such party shall call a meeting of the Transition Committee in accordance herewith. Such member of the Transition Committee shall describe for the other members of the Transition Committee in reasonable detail the Dispute and the facts and circumstances relating thereto. For any such Dispute, the Transition Committee shall have thirty (30) days (or such longer period as each member of the Transition Committee may agree in writing) from the date of such initial meeting of the Transition Committee (the end of such period, the “Resolution End Date”) to resolve such Dispute. Any resolution of a Dispute by the Transition Committee shall require the unanimous approval of the Transition Committee, such resolution shall be memorialized and consented to in writing by the members of the Transition Committee and upon such written consent, such resolution shall be final and binding on the parties hereto.

(d)            If a Dispute is not resolved by the Transition Committee by the Resolution End Date, each of the parties hereto shall cause one or more of their respective executive officers (which, in the case of Liberty Broadband, may, following the Merger Closing, include an executive officer of Parent) to engage in good faith negotiations with the other party’s designated executive officers to resolve such Dispute. If, following the date that is fifteen (15) days after the Resolution End Date, such Dispute remains unresolved, either party shall have the right to submit such Dispute to non-binding mediation (the “Non-Binding Mediation”). Each of Liberty Broadband and SpinCo shall mutually agree in writing (with each acting reasonably) on the number of mediators, the identity of the mediators (it being understood that any mediator must be independent of Liberty Broadband and SpinCo and must be an expert in the subject matter of the Dispute) and the rules and procedures of the Non-Binding Mediation. Any resolution of such Dispute agreed to by Liberty Broadband and SpinCo in the Non-Binding Mediation shall be memorialized in writing by each of Liberty Broadband and SpinCo and shall provide for the amount, if any, of the fees, costs and expenses of the Non-Binding Mediation that will be borne by each of the parties hereto. The Non-Binding Mediation shall take place in Denver, Colorado, or such other location as mutually agreed in writing by Liberty Broadband and SpinCo. Subject to Section 7.6(e), if the Non-Binding Mediation does not result in a resolution of the Dispute, the fees, costs and expenses shall be borne equally by each of Liberty Broadband and SpinCo.

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(e)            If, following the earlier of (i) the termination or conclusion of the Non-Binding Mediation and (ii) forty-five (45) days (or such longer period as Liberty Broadband and SpinCo may agree in writing) following the Resolution End Date, the Dispute has not been resolved, either party may commence arbitration to resolve such Dispute (the “Arbitration”) by delivering to the other party a notice of arbitration (a “Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the Denver, Colorado (or, after the Merger Closing, New York, New York) office of American Arbitration Association (“AAA”). Such Notice of Arbitration shall specify the nature of such Dispute, the claims involved in such Dispute and the amount and nature of damages, if any, sought to be recovered in connection with such Dispute, and any other matters required by the rules and procedures of AAA as then in effect to be included therein, if any. The Arbitration shall be before a single arbitrator (except as provided below) and shall be governed by the AAA rules then in effect (except as otherwise agreed to in writing by the parties hereto). Within ten (10) days after receipt of the Notice of Arbitration, Liberty Broadband and SpinCo shall use their reasonable best efforts to agree on an independent arbitrator expert in the subject matters of the Dispute. If the parties hereto cannot agree on the identity of the arbitrator, within five (5) days following the expiration of such ten (10)-day period, each of the parties hereto shall appoint one independent arbitrator. Within five (5) days after the appointment of both party-appointed arbitrators, such two arbitrators shall appoint the third arbitrator, who shall preside over the panel. The arbitrator(s) shall be impartial, independent and shall be knowledgeable about and experienced with the Laws of the State of Delaware and have reasonable legal experience in the subject matter of the Dispute. The Arbitration shall take place in Denver, Colorado (or, after the Merger Closing, New York, New York) (except that the arbitrator(s) may conduct proceedings in other locations if necessary for the taking of evidence) and the official language of the Arbitration shall be English. The arbitrator(s) shall resolve the matter according to the procedures set forth in this Section 7.6 and shall apply to the Dispute the substantive Law in accordance with Section 7.6(a). The arbitrator(s) shall allow reasonable requests for the production of documents relevant to the dispute and permit the taking of depositions limited to not more than seven (7) persons on each side and for not more than seventy (70) hours in total for each side. All discovery disputes shall be resolved by the arbitrator(s). The arbitrator(s) shall issue a reasoned decision in connection with any final resolution. The arbitrator(s) shall have the authority to grant any equitable and legal remedies, including monetary damages, that would be available in any judicial proceeding instituted in the state and federal courts in Delaware to resolve such Dispute. Any controversy relating to the Arbitration presented to a Chosen Court will be filed under seal to the extent permitted by applicable Law. An arbitration award rendered pursuant to this Section 7.6(e) will be final and binding on the parties and may be submitted to a Chosen Court for entry of a judgment thereon, absent fraud or manifest error. The arbitrator(s) shall, in its award, allocate all of the fees, costs and expenses of the Arbitration, including the fees of the arbitrator(s), the fees of the mediator(s) in the Non-Binding Mediation and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail, or in such other manner as the arbitrator(s) shall determine.

(f)            Except as may be necessary to enter judgment upon the award or to the extent required by applicable Law, all Disputes (including the existence of a controversy, the fact that the parties have attempted to resolve such Dispute pursuant to this Section 7.6, including through the Non-Binding Mediation or the Arbitration, any defenses relating to the Dispute and any other facts and circumstances relating to the Dispute) will be treated in a confidential manner by the mediator(s), the arbitrator(s) and all those involved in such proceedings, including Liberty Broadband and SpinCo. The parties intend that this Section 7.6 will be valid, binding, enforceable and irrevocable and will survive any termination of this Agreement.

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(g)            Notwithstanding anything to the contrary set forth in this Section 7.6, each party hereto shall have the right, with respect to any Dispute and without having to first comply with any of the obligations set forth in Sections 7.6(b) through and inclusive of Section 7.6(f), to seek and obtain temporary or preliminary injunctive relief or specific performance exclusively in the Court of Chancery of the State of Delaware, or, solely if that court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or, solely if the subject matter of the Action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware and, in each case, any appellate courts therefrom (as applicable, a “Chosen Court”). Such Chosen Courts shall have authority to, among other things, grant temporary or provisional injunctive relief (with such relief effective until the resolution of the Dispute) in order to protect any party’s rights under this Agreement or otherwise.

(h)            If there has not occurred a Merger Agreement Termination, (i) any decision by Liberty Broadband with respect to the Transition Committee or any Dispute shall be subject to the prior written consent of Parent (acting reasonably), (ii) if requested by Parent (acting reasonably), Liberty Broadband shall use its commercially reasonable efforts to exercise its rights to pursue a Dispute if Parent has agreed in writing to bear the reasonable costs and expenses of Liberty Broadband incurred relating to such Dispute, and (iii) Liberty Broadband shall keep Parent informed with respect to any Dispute on a reasonably current basis and provide Parent the opportunity to jointly control (at the sole cost and expense of Parent) the negotiations and resolution of any such Dispute with Liberty Broadband (each acting reasonably).

7.7            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

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7.8            Release.

(a)            As of the Closing Date, Liberty Broadband, on its own behalf and on behalf of its successors and assigns (each a “Liberty Releasing Person”), hereby releases and forever discharges each member of the SpinCo Group and their respective current, former and future officers, directors, managers, employees, stockholders, members, partners, representatives, advisors and agents (including each member of the SpinCo Group, each a “SpinCo Released Person”) from any and all Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, which have been or could have been asserted against any SpinCo Released Person, which any Liberty Releasing Person has or ever had, which arise out of or in any way relate to events, facts, circumstances or actions occurring, existing or taken prior to the Closing or with respect to the Liberty Retained Assets, Liberty Retained Businesses or Liberty Retained Liabilities to the extent arising out of or in any way relate to events, facts, circumstances or actions occurring, existing or taken prior to the Closing (the “Liberty Released Claims”); provided, that, the parties hereto acknowledge and agree that this Section 7.8(a) does not apply to, and shall not constitute a release of, any rights or obligations arising under this Agreement, the Tax Sharing Agreement, the Tax Receivables Agreement, the Restructuring Agreements, the LMC Agreements or any other Contract between or among any of the parties (or their Affiliates) hereto that is in effect following the Closing Date. Each Liberty Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting or commencing any Action against any SpinCo Released Person based upon any matter purported to be released hereby. Liberty Broadband, on behalf of itself and the other Liberty Releasing Persons, further hereby waives the application of any provision of applicable Law, including California Civil Code Section 1542, that purports to limit the scope of a general release (Section 1542 of the California Civil Code provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”). Liberty Broadband, on behalf of itself and the other Liberty Releasing Persons, hereby acknowledges and agrees that if, after the Closing, it or any of its other Liberty Releasing Persons should make any claim or demand or commence or threaten to commence any Action against any SpinCo Released Person with respect to any Liberty Released Claim, this Section 7.8(a) may be raised as a complete bar to any such Action, and the applicable SpinCo Released Person may recover from Liberty Broadband or the other Liberty Releasing Persons all costs incurred in connection with such Action, including attorneys’ fees.

(b)            As of the Closing Date, SpinCo, on its own behalf and on behalf of its successors and assigns (each a “SpinCo Releasing Person”), hereby releases and forever discharges each member of the Liberty Broadband Group and their respective current, former and future officers, directors, managers, employees, stockholders, members, partners, representatives, advisors and agents (including each member of the Liberty Broadband Group, each a “Liberty Released Person”) from any and all Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, which have been or could have been asserted against any Liberty Released Person, which any SpinCo Releasing Person has or ever had, which arise out of or in any way relate to events, facts, circumstances or actions occurring, existing or taken prior to the Closing or with respect to the SpinCo Assets, SpinCo Businesses or SpinCo Liabilities to the extent arising out of or in any way relate to events, facts, circumstances or actions occurring, existing or taken prior to the Closing (the “SpinCo Released Claims”); provided, that, the parties hereto acknowledge and agree that this Section 7.8(b) does not apply to, and shall not constitute a release of, any rights or obligations arising under this Agreement, the Tax Sharing Agreement, the Tax Receivables Agreement, the Restructuring Agreements, the LMC Agreements or any other Contract between or among any of the parties (or their Affiliates) hereto that is in effect following the Closing Date. Each SpinCo Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting or commencing any Action against any Liberty Released Person based upon any matter purported to be released hereby. SpinCo, on behalf of itself and the other SpinCo Releasing Persons, further hereby waives the application of any provision of applicable Law, including California Civil Code Section 1542, that purports to limit the scope of a general release (Section 1542 of the California Civil Code provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”). SpinCo, on behalf of itself and the other SpinCo Releasing Persons, hereby acknowledges and agrees that if, after the Closing, it or any of its other SpinCo Releasing Persons should make any claim or demand or commence or threaten to commence any Action against any Liberty Released Person with respect to any SpinCo Released Claim, this Section 7.8(b) may be raised as a complete bar to any such Action, and the applicable Liberty Released Person may recover from SpinCo or the other SpinCo Releasing Persons all costs incurred in connection with such Action, including attorneys’ fees.

7.9            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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7.10           Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, for the avoidance of doubt, if there has not occurred a Merger Agreement Termination, any amendment or waiver (except with respect to the waiver of the conditions set forth in Section 2.2(a)(v) and Section 2.2(a)(vii)) of this Agreement shall require the prior written consent of Parent (acting reasonably). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.

7.11           No Strict Construction; Interpretation.

(a)            Liberty Broadband and SpinCo each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

(b)            When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

7.12            Tax Sharing Agreement and Tax Receivables Agreement Govern Tax Matters. All matters relating to Taxes, Tax Items, Tax Benefits, and Tax Returns of the parties and their respective Subsidiaries shall be governed exclusively by the Tax Sharing Agreement and the Tax Receivables Agreement (and, as and when effective, the Parent TSA Joinder and the Parent TRA Joinder), and, for the avoidance of doubt, in the event of any conflict between this Agreement, on the one hand, and the Tax Sharing Agreement or the Tax Receivables Agreement (or, as and when effective, the Parent TSA Joinder or the Parent TRA Joinder), on the other hand, with respect to such matters, the terms and conditions of the Tax Sharing Agreement or the Tax Receivables Agreement (or, as and when effective, the Parent TSA Joinder or the Parent TRA Joinder), as applicable, shall govern.

7.13            Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by electronic mail transmission of a signed copy thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

GCI LIBERTY, INC.

By:	/s/ Brittany A. Uthoff
Name: Brittany A. Uthoff
Title: Vice President and Assistant Secretary

Signature Page to Separation and Distribution Agreement

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EXHIBIT A-1

Form of SpinCo A&R Charter

See attached.

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EXHIBIT A-2

Form of SpinCo A&R Bylaws

See attached.

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EXHIBIT B

Restructuring Plan

Step 1.           Liberty Broadband formed SpinCo under Nevada law as a direct wholly-owned subsidiary on December 30, 2024.

Step 2.          SpinCo filed the SpinCo Charter Amendment with the Secretary of State of the State of Nevada on March 14, 2025, pursuant to which SpinCo authorized “blank-check” preferred stock.

Step 3.          Liberty Broadband entered into that certain Series A Preferred Stock Purchase Agreement, dated as of May 5, 2025, with the Preferred Buyers and SpinCo, pursuant to which Liberty Broadband agreed to sell, and Preferred Buyers agreed to purchase, all of the shares of SpinCo Non-Voting Preferred Stock to be issued by SpinCo in Step 7.

Step 4.          Prior to the Contribution, SpinCo shall file the SpinCo Certificate of Designations with the Secretary of State of the State of Nevada, which shall create and authorize for issuance the SpinCo Non-Voting Preferred Stock.

Step 5.          Grizzly Merger Sub 1, LLC will distribute 100% of the GCI Interests to Liberty Broadband.

Step 6.          All intercompany payables and receivables existing between Liberty Broadband, on the one hand, and any of GCI and its Subsidiaries (the “Contributed Subsidiaries”), on the other hand, will be netted, and Liberty Broadband will cause (i) the full amount of any resulting net intercompany receivable due to Liberty Broadband from any Contributed Subsidiary to be contributed to the capital of the applicable Contributed Subsidiary, and (ii) the full amount of any net intercompany payable due to any Contributed Subsidiary from Liberty Broadband to be distributed by the applicable Contributed Subsidiary to Liberty Broadband, after which it will be immediately extinguished.

Step 7.          Liberty Broadband will effect the Contribution by contributing the SpinCo Assets and SpinCo Businesses, including 100% of the GCI Interests, to SpinCo in exchange for (1) 10,000 shares of SpinCo Non-Voting Preferred Stock, (2) the constructive issuance of shares of Existing SpinCo Common Stock and (3) the assumption by SpinCo of the SpinCo Liabilities.

Step 8.          Immediately following the Contribution, Liberty Broadband will sell all of the shares of SpinCo Non-Voting Preferred Stock to the Preferred Buyers pursuant to the agreement entered into in Step 3.

Step 9.          SpinCo will file the SpinCo Charter with the Secretary of State of the State of Nevada, pursuant to which the Existing SpinCo Common Stock will be recapitalized into a sufficient number of shares of SpinCo Series A GCI Common Stock, SpinCo Series B GCI Common Stock, and SpinCo Series C GCI Common Stock to effect the Distribution. The SpinCo Charter shall keep in effect the SpinCo Certificate of Designations.

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EXHIBIT C-1

Form of Distribution Agreement

See attached.

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EXHIBIT C-2

Form of Agreement Regarding Intercompany Balances

See attached.

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EXHIBIT C-3

Form of Contribution and Assumption Agreement

See attached.

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EXHIBIT D

Form of SpinCo 2025 Transitional Stock Adjustment Plan

See attached.

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EXHIBIT E

Form of Aircraft Time Sharing Agreement

See attached.

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EXHIBIT F

Form of Facilities Sharing Agreement

See attached.

46

EXHIBIT G

Form of Services Agreement

See attached.

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EXHIBIT H

Form of Tax Receivables Agreement

See attached.

48

EXHIBIT I

Form of Tax Sharing Agreement

See attached.

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